EXHIBIT 10.1

 BERKSHIRE BANK
EXECUTIVE LONG-TERM CARE INSURANCE PLAN
Effective January 22, 2015

Article I. Establishment and Interpretation of the Plan

1.1           Establishment. Berkshire Bank hereby adopts, effective as of January 22, 2015, the Berkshire Bank Executive Long-Term Care Insurance Plan, which is a welfare benefit plan providing long-term care insurance for the exclusive benefit of Eligible Individuals of the Bank.

1.2           Purpose. The purpose of the Plan is to provide to Participants certain welfare benefits described herein. The Plan is intended to meet all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended and the Internal Revenue Internal Revenue Code of 1986, as amended, as well as rulings and regulations issued or promulgated thereunder.

Article II. Definitions, Gender and Number

2.1           Definitions. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when the defined meaning is intended, the term is capitalized:

(a)           “Bank” means Berkshire Bank, and its successors.

(b)           “Board” means the Board of Directors of the Bank as constituted at the relevant time.

(c)           “Change in Control” means an event of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or Berkshire Hills Bancorp, Inc. (“Holding Company”) within the meaning of the Bank Change in Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. § 303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System (“FRB”) at 12 C.F.R. § 225.41(b) with respect to the Holding Company, as in effect on the date hereof; or (iii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners Loan Act, as amended (“HOLA”), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or (iv) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Holding Company representing 20% or more of the Bank’s or the Holding Company’s outstanding securities except for any securities of the Bank purchased by the Holding Company in connection with the conversion of the Holding Company to the stock form and any securities purchased by any tax-qualified employee benefit plan of the Bank; or (B) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or Holding Company is not the resulting entity; or (D) solicitations of shareholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or the Holding Company.

  (d)           “Disabled” means a Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer; or (c) is determined to be disabled by the Social Security Administration.

(e)           “Effective Date” means January 22, 2015.

  (f)           “Eligible Individual” means an executive officer of the Bank and his or her spouse whose name appears on Appendix A under the Plan.

  (g)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(h)           “Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute. References to an Internal Revenue Code section shall be deemed to be that section or to any successor to that section.

  (i)           “Insurer” means the insurance company issuing the Policy or Policies providing benefits under the Plan.

  (j)           “Participant” means an Eligible Individual whose name appears on Appendix A under the Plan.

  (k)           “Plan” means the Berkshire Bank Executive Long-Term Care Insurance Plan, as set forth herein and as may be amended or restated from time to time.

(l)           “Plan Administrator” means the Compensation Committee of the Bank (the “Compensation Committee”) or its delegate, pursuant to Section 7.4.

(m)           “Plan Year” means the twelve (12) consecutive month period ending each December 31.

(n)           “Policy” means a qualified long-term care insurance policy issued by the Insurer and providing benefits to certain Participants.

2.2           Gender and Number. Pronoun references in the Plan shall be deemed to be of any gender relevant to the context, and words used in the singular may also include the plural.

Article III. Eligibility and Participation

3.1           Commencement of Participation. An Eligible Individual shall become a Participant in the Plan as of the Effective Date of this Plan.

3.2           Participation Conditions. Eligibility to participate in the Plan is conditioned upon a recommendation by the President and Chief Executive Officer of the Bank and approval by the Compensation Committee by resolution.  Schedule A contains a list of those Participants who have been designated as eligible to participate in the Plan.

3.3          Termination of Participation.

In the event the Eligible Individual who is an employee of the Bank terminates employment with the Bank for whatever reason, or otherwise ceases to be an Eligible Individual before he or she is fully vested in his or her benefits hereunder, as set forth on Appendix A, such Eligible Individual (and his or her spouse, as identified on Appendix A) shall cease to be a Participant in the Plan as of that date. In such case, the former Participant may continue to receive long-term care coverage by paying any required premium directly to the Insurer under the Policy or Policies.  The Compensation Committee may, in its sole discretion, accelerate vesting for any Eligible Individual, regardless of whether the Eligible Individual is an employee of the Bank or a spouse of an employee of the Bank.

3.4           Vesting

Participants shall become 100% fully vested in accordance with the vesting schedule set forth on Appendix A under this Plan, and once a Participant is fully vested in benefits under this Plan (regardless of whether the Participant is an employee of the Bank or a spouse of an employee of the Bank):

(a)     If a Participant is covered by a Policy, the Bank shall pay all premiums required under the Policy or Policies for the remainder of the Participant’s lifetime.

(b)     If a Participant is receiving benefits under Section 4.3 of this Plan (or a combination of Sections 4.2 and 4.3 of this Plan), the Bank shall continue to provide such benefits for the remainder of the Participant’s lifetime.

(c)     Notwithstanding the foregoing, if an employee of the Bank terminates employment as a result from willful misconduct or similar cause, the Bank’s obligation to provide lifetime benefits under Section 4.2 and/or Section 4.3 of this Plan, as applicable, for the terminated employee and his or her spouse shall cease; and provided further that if the spouse of the employee of the Bank through whom the spouse has obtained benefits hereunder ceases to be the employee’s spouse, then the Bank’s obligation to provide lifetime benefits under Section 4.2 and/or Section 4.3 of this Plan, as applicable, to such spouse shall cease upon the termination of the individual’s status as a spouse of the employee.

(d)     All Participants who are employees or former employees of the Bank shall promptly inform the Bank’s Human Resources Department if his or her spouse, who has obtained benefits hereunder, ceases to be the employee’s spouse.

  (e)     Notwithstanding anything to the contrary in this Plan, a Participant shall become 100% fully vested upon becoming Disabled.

Article IV. Funding and Benefits

  4.1           Bank Contributions. The Bank pays the entire cost of coverage under the Plan. Participant contributions are neither required nor accepted.

  4.2           Eligible Individuals Covered By Policies. For Eligible Individuals covered by a Policy, benefits shall be provided exclusively through the Eligible Individual’s Policy.

4.3           Eligible Individuals Not Fully Covered By Policies. For Eligible Individuals that are covered by a Policy which does not provide the same maximum level of benefits and coverage as any other Participant’s Policy (policies which provide the maximum level of benefits and coverage are hereinafter referred to as a “Typical Policy”), the Bank shall be responsible for providing the additional benefits and coverage as if the individual was covered by a Typical Policy.  The Bank shall provide such additional benefits and coverage at 135% of the dollar amount of the benefits and 135% of any maximum coverage limitations otherwise payable under a Typical Policy.  An individual entitled to benefits under this Section 4.3 must present the Bank with an itemized account of such expenses in such form as the Bank may reasonably require, and the Bank shall make such payment or reimbursement as soon as practicable and in any event no later than thirty (30) days following the date on which the expense was incurred.  Such reimbursement of taxable medical benefits are intended to be exempt from Code Section 409A under the “short-term deferral rule.”

4.4           Eligible Individuals Covered Under Sections 4.2 and 4.3. A Participant may receive benefits under this Plan under both Sections 4.2 and 4.3, and if this occurs, all provisions of this Plan, including vesting and possible lifetime benefits, will apply to the Participant’s rights under both sections.  For the purposes of clarity, and by way of example, if a Participant receives a Policy that provides for benefits and/or coverage that is less than a Typical Policy, the Participant will receive supplemental coverage under Section 4.3, and if this occurs, a Participant may receive both benefits for life, assuming the vesting schedule is satisfied.

4.5           Unsecured Creditor. No Participant shall have any right to, or interest in, the assets of the Bank, and Participants shall have the status of general unsecured creditors of the Bank.  This Plan is intended to be an unfunded welfare benefit plan for a select group of management or highly compensated employees of the Bank and their spouses.

Article V. Change in Control

5.1           Change in Control.

(a)           Upon a Change in Control, (i) all Participants shall immediately become 100% vested in their benefits hereunder; and (ii) the Bank or any successor shall be irrevocably obligated (a) to pay all future premiums required by the then-current qualified long term care policies, as in effect for the Participants at the effective time of the Change in Control, with such premiums being paid for the lifetime of the Participants, and (b) to provide lifetime benefits under Section 4.3 of this Plan, as applicable.

(b)           Notwithstanding anything in this Plan to the contrary, in the event of a Change in Control, the amount of all future payments and/or liabilities to be provided under this Plan, as provided in part under Sections 4.2, 4.3 and 5.1(a) of this Plan, shall be paid into a rabbi trust, within the meaning of IRS Revenue Procedure 92-64, for the benefit of the Participants at least thirty (30) days prior to a Change in Control.  The Compensation Committee shall select an independent third-party trustee, and the Bank, or its successor, shall pay the trustee fees for the lifetime of the trust.  The trust shall be dissolved after all Participants have deceased, and if the trust has insufficient assets, the Bank or its successor shall make additional contributions.

Article VI. Claims Procedure

6.1           Written Claim for Insured Benefits. Benefit payments under Section 4.2 of this Plan are the sole responsibility of the Insurer and benefit payments under Section 4.3 of this Plan are the sole responsibility of the Bank.

6.2           Claims Under the Plan. For claims under the Plan (other than for benefits under a Policy which should be directed to the Insurer), the Participant must make a claim by delivering a written request to the Plan Administrator. Upon receipt of such request the Plan Administrator may require the Participant to complete such forms and provide such additional information as may be reasonably necessary to establish the Participant’s rights under the Plan.  For claims under Section 4.3 of the Plan, the Plan Administrator shall determine whether a claim shall be approved or denied by referring to the terms, conditions and guidelines as provided under a Typical Policy (as such term is defined in Section 4.3 of the Plan, and refers to policies which provide the maximum level of benefits and coverage).   If a claim is wholly or partially denied, the Plan Administrator shall furnish to the Participant a notice of the decision, within sixty (60) days after receipt of the claim by the Plan. If special circumstances require more than sixty (60) days to process the claim, this period may be extended for up to an additional sixty (60) days by giving written notice to the Participant before the end of the initial 60-day period stating the special circumstances requiring the extension and the date by which a final decision is expected. Failure to provide a notice of decision in the time specified shall constitute a denial of the claim and the Participant shall be entitled to require a review of the denial under the review procedures.

The notice to be provided to every Participant who is denied a claim shall be in writing and shall set forth, in a manner calculated to be understood by the Participant, the following:

(a)           The specific reason(s) for the adverse determination;

(b)           Reference to the specific Plan provision(s) on which the denial is based;

(c)           A description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary; and

(d)           An explanation of the Plan’s claim review procedure describing the steps to be taken by a Participant who wishes to submit his or her claim for review.

The purpose of the review procedure is to provide a procedure by which a Participant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. To accomplish that purpose, the Participant or his or her duly authorized representative:

(e)           May request a review upon written application to the Plan Administrator;

(f)           May review and obtain copies of relevant Plan documents, upon request and free of charge; and

(g)           May submit for consideration: written comments, documents, records and other information related to the claim.

A Participant (or his duly authorized representative) shall request a review by filing a written application for review with the Plan Administrator at any time within sixty (60) days after receipt by the Participant of written notice of the denial of his or her claim. The decision on review of a denied claim shall be made in the following manner:

(h)           The decision on review shall be made by the Plan Administrator, who may in his or her discretion hold a hearing on the denied claim. The Plan Administrator shall make a decision promptly, which shall ordinarily be not later than sixty (60) days after the Plan’s receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing. In that case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If an extension of time is required due to special circumstances, written notice of the extension shall be furnished to the Participant prior to the time the extension commences.

(i)           The decision on review shall be in writing and shall include specific reason(s) for the decisions, written in a manner calculated to be understood by the Participant, as well as reference to the specific plan provisions on which the decision is based.

(j)            The Participant may review and obtain copies of relevant Plan documents, upon request and free of charge.

(k)            In the event the decision on review is not furnished to the Participant within the time required, the claim shall be deemed denied on review. In the event of an adverse determination on appeal, the Participant may pursue other remedies as provided for under ERISA § 502.

Article VII. Administration

7.1           Named Fiduciary. The Compensation Committee shall be the named fiduciary of the Plan.

7.2           Administration. The Compensation Committee has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan and all relevant facts, except where such authority may have been delegated to another individual or entity pursuant to Section 7.4. It is understood that the Insurer has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Policy and all relevant facts.

7.3           Powers of the Compensation Committee. The Compensation Committee, or any agent to whom it has delegated its authority, shall have all powers necessary to administer the Plan, including, without limitation, powers:

(a)           to interpret the provisions of the Plan; and

(b)            to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

7.4           Delegation. The Compensation Committee shall have the power to delegate specific duties and responsibilities. Any delegation by the Compensation Committee, if specifically stated, may allow further delegations by such individual or entity to whom the delegation has been made. The Compensation Committee may rescind any delegation at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of those duties or responsibilities and shall not be responsible for any act or failure to act of any other individual or entity.

7.5           Reports and Records. The Compensation Committee and those to whom the Compensation Committee has delegated duties and authority under the Plan shall keep records of all their proceedings and actions, and shall maintain all books of account, records, and other data necessary for the proper administration of the Plan and for compliance with applicable laws.

7.6           Actions of the Compensation Committee. The Compensation Committee (including any person or persons to whom the Compensation Committee has delegated duties), has discretionary authority to interpret and construe the terms of the Plan and to determine all questions of eligibility and status of employees, Participants, and beneficiaries under the Plan and their respective interests. All determinations, interpretations, rules and decisions of the Compensation Committee (including those made or established by any person or persons to whom the Compensation Committee has delegated duties) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

7.7          Costs. Except as provided to the contrary, the costs of administering the Plan shall be borne by the Bank.

7.8           Indemnification. To the extent permitted by law, the Bank shall indemnify the members of the Compensation Committee, and others to whom the Bank has delegated duties and authority pursuant to Section 7.4 who are either employees, officers, or directors of the Bank against any and all claims, losses, damages, expenses, and liabilities, arising from their responsibilities in connection with the Plan which are not covered by insurance (without recourse) paid for by the Bank, unless due to gross negligence or intentional misconduct.

Article VIII. Amendments and Termination

8.1           Amendments. The Compensation Committee shall have the right at any time and from time to time to amend the Plan, in full or in part, provided however, that no amendment shall reduce the level of benefits as are then in effect under the Plan and Policies without the consent of the affected Participants and no amendment shall increase the cost of the Policies to any Participant without such Participant’s consent.  Notwithstanding the foregoing, the Plan may not be amended after a Change in Control unless required by law.

8.2           Benefits Provided through Third Parties. In the case of any benefit provided pursuant to an insurance policy or other contract with a third party, only with the consent of the affected Participant, the Compensation Committee may change insurers, policies, or contracts without changing the language of the Plan in order to provide the original benefits provided under this Plan, provided that copies of the contracts or policies are filed with the Plan documents and the Participants are fully informed of the effects of any changes and have consented to such changes.

8.3           Termination. The Bank may not terminate the Plan during the lifetime of any fully vested Participant or during the continued employment of any unvested participant. Notwithstanding the foregoing, the Plan may not be terminated in connection with or after a Change in Control.

Article IX. Miscellaneous

9.1           No Guaranty of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Bank and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Bank or to interfere with the right of the Bank to discharge any Participant at any time, nor shall it give the Bank the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate his or her employment at any time.

9.2           Limitation on Liability. The Bank does not guarantee benefits payable under any Policy, and any benefits payable thereunder shall be the exclusive responsibility of the Insurer that is obligated under the Policy.

9.3           Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or beneficiary.

9.4           Applicable Law. The Plan and all rights under it shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, except to the extent those laws are preempted by the laws of the United States of America.

9.5           Benefits Provided Through Insurer. In the case of any benefit provided under a Policy, if there is any conflict or inconsistency between the description of benefits contained in the Plan and the Policy, the terms of the Policy shall control.

9.6           Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

IN WITNESS WHEREOF, the President and Chief Executive Officer of the Bank and the Chairman of the Compensation Committee of Berkshire Hills Bancorp, Inc., which owns 100% of the Bank, have executed this Plan on the dates set forth below.  The Company has joined in executing this Plan in order to guarantee the Bank’s commitments made herein.

BERKSHIRE BANK

January 22, 2015	By: /s/ Michael P. Daly
Date	Michael P. Daly, President and Chief Executive Officer

BERKSHIRE HILLS BANCORP, INC.

January 22, 2015	By: /s/ John B. Davies
Date	John B. Davies, Chairman of the Compensation
Committee

BERKSHIRE BANK
LONG-TERM CARE INSURANCE PLAN

Appendix A

The following Bank individuals have been selected to participate in the Berkshire Bank Long Term Care Insurance Plan as of the Effective Date of this Plan:

Name	Vesting Schedule
Michael Daly, President and Chief Executive Officer	100% Immediately Vested
Carol Daly, wife of Michael Daly	100% Immediately Vested
Sean Gray Executive Vice President, Retail Banking	Will become 100% vested upon the earliest of (i) attaining age 62 with 10 years of service; (ii) attaining age 55 with 20 years of service; or (iii) Change in Control
Kristin Gray, wife of Sean Gray	Same vesting schedule as Sean Gray
Richard Marotta, Executive Vice President, Chief Risk and Administrative Officer	Will become 100% vested upon the earliest of (i) attaining age 62 with 10 years of service; (ii) attaining age 55 with 20 years of service; or (iii) Change in Control
Kathy Marotta, wife of Richard Marotta	Same vesting schedule as Richard Marotta
Linda Johnston, Executive Vice President Director, Human Resources	Will become 100% vested upon the earliest of (i) attaining age 62 with 10 years of service; (ii) attaining age 55 with 20 years of service; or (iii) Change in Control
Gary Johnston, husband of Linda Johnston	Same vesting schedule as Linda Johnston